      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 7, 1999

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                           PRISON REALTY CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

                     MARYLAND                                          62-1763875
           (State or Other Jurisdiction                             (I.R.S. Employer
                of Incorporation)                                Identification Number)

                      10 BURTON HILLS BOULEVARD, SUITE 100
                           NASHVILLE, TENNESSEE 37215
                                 (615) 263-0200
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                           -------------------------
                                DOCTOR R. CRANTS
                            CHIEF EXECUTIVE OFFICER
                           PRISON REALTY CORPORATION
                      10 BURTON HILLS BOULEVARD, SUITE 100
                           NASHVILLE, TENNESSEE 37215
                             PHONE: (615) 263-0200
                           FACSIMILE: (615) 263-0212
    (Name, Address, Including Zip Code, and Telephone and Facsimile Numbers,
                  Including Area Codes, of Agent for Service)
                           -------------------------
                                   COPIES TO:
                            ELIZABETH E. MOORE, ESQ.
                              ALBERT J. BART, ESQ.
                           STOKES & BARTHOLOMEW, P.A.
                         424 CHURCH STREET, SUITE 2800
                           NASHVILLE, TENNESSEE 37215
                             PHONE: (615) 259-1450
                           FACSIMILE: (615) 259-1470
                           -------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                           -------------------------
                        CALCULATION OF REGISTRATION FEE

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                                                             PROPOSED             PROPOSED
                                          AMOUNT              MAXIMUM              MAXIMUM             AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES         TO BE          OFFERING PRICE          AGGREGATE          REGISTRATION
         TO BE REGISTERED               REGISTERED           PER UNIT          OFFERING PRICE             FEE
---------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value......     10,000,000           $19.69(1)          $196,900,000          $54,738.20
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

(1) Calculated pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, as permitted by Rule 457(h)(1), based upon the average of the high and low prices of the Common Stock on the New York Stock Exchange on May 3, 1999.
                           -------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    SUBJECT TO COMPLETION, DATED MAY  , 1999

PROSPECTUS

                           PRISON REALTY CORPORATION
                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                                     [LOGO]

                       10,000,000 SHARES OF COMMON STOCK

     The Prison Realty Corporation Dividend Reinvestment and Stock Purchase Plan (the "Plan") provides stockholders with a simple and convenient way to invest quarterly and other cash dividends received in additional shares of the company's common stock at a discount, as determined by the company, ranging between 0% to 5% of market prices. Current stockholders and interested new investors may also make optional purchases of common stock once each month at the market price of the common stock, less the applicable discount, if any, determined by the company.

     You can enroll in the Plan by completing the enclosed Enrollment and Authorization Form and returning it in the envelope provided. If you currently own shares of common stock of the company you may participate in the Plan regardless of whether you are the holder of record or beneficial owner of these shares. A broker, bank or other nominee may reinvest quarterly and other dividends and make optional monthly purchases of the company's common stock on behalf of beneficial owners.

     Enrollment in the Plan is entirely voluntary, and you may end your participation at any time. Stockholders of the company who do not participate in the Plan will receive quarterly cash dividends, as declared, in the usual manner.

     If you participate in the Plan, you may obtain additional shares of common stock by:

     - reinvesting all or a portion of dividends received by you;

     - making optional cash purchases of not less than $50 or more than $5,000 (subject to a $1,000 minimum investment requirement for first time investors in the company's common stock) once each month, whether or not you choose to reinvest your quarterly dividends; or

     - making optional cash purchases of greater than $5,000 once each month, with the permission of the company, whether or not you choose to reinvest your quarterly dividends.

     The company's common stock is listed on the New York Stock Exchange under the ticker symbol "PZN." The common stock sold pursuant to this prospectus will be listed on the New York Stock Exchange, subject to official notice of issuance. The last reported sales price of the common stock on the New York Stock Exchange on Monday, May 3, 1999 was $19.81 per share.

INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 18 OF THIS PROSPECTUS FOR INFORMATION THAT YOU SHOULD CONSIDER.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS MAY   , 1999

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES DESCRIBED IN THIS PROSPECTUS MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THE PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TABLE OF CONTENTS

Where You Can Find More Information.........................    1
Incorporation of Certain Documents by Reference.............    1
  The Company...............................................    1
  Old CCA...................................................    2
  Prison Realty.............................................    2
Cautionary Statement Concerning Forward-Looking
  Information...............................................    3
Information About the Company...............................    3
  General...................................................    3
  History and Operations....................................    4
Plan Features...............................................    5
Benefits to You.............................................    5
The Plan....................................................    6
  Plan Summary..............................................    6
  Details About the Plan....................................    9
     Eligible Participants..................................    9
     How to Enroll..........................................    9
     Investment Options.....................................    9
     Optional Monthly Cash Purchases in Excess of $5,000....   10
     The Plan Purchase Price................................   11
     The Investment Date and the Pricing Period.............   11
     Payment for Optional Monthly Cash Purchases............   12
     Source of Plan Shares..................................   12
     Authorization Due Date for Dividend Reinvestment.......   13
     Payment Due Date for Optional Cash Purchases...........   13
     Tracking Your Investment in the Plan...................   13
     Optional Cash Purchase Delay Notification..............   13
     Safekeeping Your Stock Certificates....................   14
     Obtaining Stock Certificates...........................   14
     Selling Shares in Your Plan Account....................   14
     Closing Your Plan Account..............................   14
     Changes/Termination of the Plan........................   15
     Suspension/Termination of Your Participation...........   15
     Plan Service Fees......................................   15
     Miscellaneous Information..............................   16
     Income Tax Information.................................   16

Risk Factors................................................   18
  Ownership of the Common Stock Involves Risks Associated
     with Debt Financing....................................   18
  A Fluctuation in Market Interest Rates May Affect the
     Value of the Common Stock..............................   18
  The Company Primarily Depends Upon CCA for its Revenues
     and Ability to Make Distributions to its
     Stockholders...........................................   18
  Existing Conflicts of Interest May Have an Effect on the
     Company................................................   19
  Ownership of the Common Stock Involves Risks Associated
     with the Corrections and Detention Industry............   19
  Ownership of the Common Stock Involves Risks Inherent in
     Investment in Real Estate Properties...................   20
  The Company's Failure to Qualify as a REIT Could Adversely
     Affect Stockholders of the Company.....................   20
Use of Proceeds.............................................   21
Plan of Distribution........................................   21
Legal Matters...............................................   22
Experts.....................................................   23

                      WHERE YOU CAN FIND MORE INFORMATION

     Prison Realty Corporation, a Maryland corporation (the "Company"), is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any of these materials at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You may also access our filings with the Commission at its Internet address (http://www.sec.gov). In addition, the Company's common stock, $0.01 par value per share (the "Common Stock"), is listed on the New York Stock Exchange (the "NYSE"), and similar information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     This prospectus (the "Prospectus") is part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission to register the shares of Common Stock offered under the Plan. It does not repeat important information that you can find in the Registration Statement. Furthermore, the Commission allows the Company to "incorporate by reference" certain information into this Prospectus. This means that the Company can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this Prospectus, except for any information that is updated and superseded by other information that is set forth directly in this document.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company is the successor to each of Corrections Corporation of America, a Tennessee corporation ("Old CCA"), and CCA Prison Realty Trust, a Maryland real estate investment trust ("Prison Realty"). Old CCA merged with and into the Company on December 31, 1998, and Prison Realty merged with and into the Company on January 1, 1999 (the mergers of Old CCA and Prison Realty with and into the Company are, collectively, referred to herein as the "Merger").

     The following documents that the Company, Old CCA and Prison Realty have previously filed with the Commission pursuant to the Exchange Act are hereby incorporated by reference into the Prospectus:

THE COMPANY

     - The Company's Registration Statement on Form S-3, filed with the Commission on May 7, 1999 (Reg. no. 333-77997).

     - The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the Commission on March 30, 1999 (File no. 0-2524).

     - The Company's definitive Proxy Statement filed with the Commission on March 30, 1999 pursuant to Regulation 14A of the Exchange Act, in connection with the Company's Annual Meeting of Stockholders to be held on May 11, 1999 (File no. 0-25245).

     - The Company's Registration Statement on Form S-3, filed with the Commission on January 11, 1999, as supplemented from time to time by the Company (Reg no. 333-70419).

     - The Company's Current Report on Form 8-K, filed with the Commission on January 6, 1999 (File no. 0-25245).

     - The Company's Prospectus filed with the Commission on October 30, 1998 pursuant to Rule 424(b)(4) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), as supplemented on November 20, 1998, included in its Registration Statement on Form S-4, filed with the Commission on September 30, 1998, as subsequently amended (Reg. no. 333-65017).

OLD CCA

     - Old CCA's Quarterly Reports on Form 10-Q/A for the period ended March 31, 1998, as filed with the Commission on May 15, 1998 and amended on June 5, 1998 and September 28, 1998; for the period ended June 30, 1998, as filed with the Commission on August 14, 1998 and amended on September 28, 1998; and Form 10-Q for the period ended September 30, 1998, as filed with the Commission on November 16, 1998 (File no. 1-13560).

PRISON REALTY

     - Prison Realty's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the Commission on March 30, 1999 (File no. 1-13049).

     - Prison Realty's Quarterly Reports on Form 10-Q for the period ended March 31, 1998, as filed with the Commission on May 15, 1998; for the period ended June 30, 1998, as filed with the Commission on August 14, 1998; and for the period ended September 30, 1998, as filed with the Commission on November 17, 1998 (File no. 1-13049).

     All other documents and reports filed with the Commission by the Company, Old CCA and Prison Realty pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Prospectus and prior to the termination of this offering.

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING INFORMATION

     This Prospectus contains or incorporates by reference certain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act which are intended to be covered by the "safe harbors" created thereby. Those statements include, but may not be limited to, the discussions of the Company's expectations concerning its future profitability, operating performance, growth strategy, and its assumptions regarding other matters. Also, when any of the words "believes," "expects," "anticipates," "intends," "estimates," "plans," or similar terms or expressions are used in this Prospectus, forward-looking statements are being made.

     You should be aware that, while the Company believes that the expectations reflected in such forward-looking statements are reasonable, they are inherently subject to risks and uncertainties which could cause the Company's future results and stockholder values to differ materially from the Company's expectations. These factors are disclosed under "Risk Factors" in this Prospectus and in other documents incorporated by reference in this document. Because of these factors, there can be no assurance that the forward-looking statements included or incorporated by reference in this Prospectus and any applicable supplement to this prospectus (a "Prospectus Supplement") will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included or incorporated by reference herein, you should not regard the inclusion of such information as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. In addition, the Company does not intend to, and is not obligated to, update these forward-looking statements after it distributes this Prospectus and any applicable Prospectus Supplement, even if new information, future events or other circumstances have made them incorrect or misleading as of any future date.

                         INFORMATION ABOUT THE COMPANY
GENERAL

     The Company is the largest real estate investment trust, or REIT, specializing in acquiring, developing and owning correctional and detention facilities. As of April 30, 1999, the Company owned 50 correctional and detention facilities, of which 11 new facilities were under construction, in 17 states, the District of Columbia and the United Kingdom with a total design capacity in excess of 49,000 beds. The Company's principal business strategy is to design, build, finance and/or acquire and develop such facilities from and for both government entities and private prison managers, to expand the design capacity of its existing facilities, and to lease these facilities under long-term "triple-net" leases. The Company intends to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, which generally requires that substantially all of the Company's income be derived from rent payments from leases of its correctional and detention facilities.

HISTORY AND OPERATIONS

     The Company is the successor to each of Old CCA and Prison Realty as the result of the Merger. Corrections Corporation of America ("CCA" or "Operating Company"), a privately-held Tennessee corporation formed in connection with the Merger (formerly Correctional Management Services Corporation), leases a substantial majority of the Company's correctional and detention facilities and provides private prison management services to government entities not having owned-bed capacity. The Company owns approximately 9.5% of the outstanding capital stock of CCA, representing 9.5% of the economic value of CCA. Additionally, as a result of the Merger, the Company owns all of the non-voting common stock of two privately-held service companies, Prison Management Services, Inc. and Juvenile and Jail Facility Management Services, Inc., both Tennessee corporations (collectively, the "Service Companies"), which provide private correctional management services to government entities in government-owned facilities under the "Corrections Corporation of America" name. The Service Companies are obligated to distribute 95% of their net income to the Company.

     The Company is the world's largest private owner of correctional and detention facilities, and the prison management services provided under the Corrections Corporation of America name comprise more than half of the world-wide private prison management industry. As of April 30, 1999, the Company leased approximately 32,000 beds under 39 operating leases. The Company is currently developing approximately 17,000 beds through the construction of 11 new facilities and the expansion of six currently operating facilities. The Company currently leases 31 of its facilities to CCA and expects to lease 10 of the 11 Company facilities currently under development to CCA. Three of the Company's facilities are currently leased to other private operators and five of its facilities are being leased directly to government entities. As of April 30, 1999, CCA, the Company's primary tenant, and the Service Companies operating under the Corrections Corporation of America name met the correctional and detention facility management needs of government entities under contracts for 81 correctional and detention facilities with a total design capacity of 71,851 beds, of which 67 facilities with a total design capacity of 50,005 beds are in operation.

     The Company was incorporated as a Maryland corporation in September 1998 and is self-administered and self-managed. The Company's principal executive offices are located at 10 Burton Hills Boulevard, Suite 100, Nashville, Tennessee, and its telephone number is (615) 263-0200. For information or copies of the documents incorporated by reference in this Prospectus, please contact the Company at this address.

     For unaudited pro forma financial information of the Company, please refer to the pro-forma financial information contained in the Company's Registration Statement on Form S-3 filed with the Commission on May 7, 1999 (Reg. no. 333-77997). For historical financial information and management discussion and analysis for the Company and Old CCA, and for historical financial information for CCA, the Company's primary tenant, please refer to the financial information contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (File no. 0-25245) and incorporated herein by reference. For historical information and management discussion and analysis for Prison Realty, please refer to the financial information contained in Prison Realty's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (File no. 1-13049) and incorporated herein by reference.

                                 PLAN FEATURES

     - You may purchase shares of Common Stock by completing an Enrollment and Authorization Form and sending a check or money order, or you may arrange for the administrator of the Plan to automatically withdraw funds from your bank account.

     - If you own shares of Common Stock in an account with a broker, you may either request the broker to enroll you in the Plan by completing a Broker and Nominee Enrollment Form or request a certificate for your shares.

     - You may make optional cash purchases on a monthly basis for a minimum of $50 (or a minimum of $1,000 for first time investors in the Common Stock) up to a maximum of $5,000. The purchase price for these shares will generally be the prevailing market price less a discount, if any, determined by the Company. You may make larger optional cash purchases with the prior approval of the Company.

     - You may automatically reinvest all or a portion of your quarterly or other dividends in shares of Common Stock. The shares of Common Stock you purchase with reinvested dividends are generally purchased at the prevailing market price less a discount, if any, determined by the Company.

     - You may purchase both full and fractional shares and receive dividends on both full and fractional shares.

     - You will receive a statement detailing your account activity each time you invest.

     - You may authorize the administrator of the Plan to sell your shares of Common Stock in the Plan for a nominal fee without requesting a specific sale date or price. If you prefer to decide the time and price of the sale, you may withdraw your shares of Common Stock in certificate form or move your shares to your own brokerage account.

                                BENEFITS TO YOU

     - You purchase shares of Common Stock at a potential discount directly from the Company without a broker, even if you are not currently a stockholder of the Company. The Enrollment and Authorization Form is designed to guide you in setting up your Plan account.

     - You may begin with a relatively small amount invested, which may help you diversify your financial assets.

     - You conveniently add to your investment over time.

     - Your investment continues to build until you decide to stop. Then, your dividends will be mailed to you or deposited directly in your bank account.

     - You enjoy the option of full or partial reinvestment of your dividends.

     - You monitor your investment and make new transactions efficiently by using the detachable form at the bottom of your Plan statement.

For additional information concerning the Plan, including information on how to enroll, please see "The Plan -- Details About the Plan" on page 9 of this Prospectus.

                                    THE PLAN
PLAN SUMMARY

     The Plan provides you with a convenient and attractive method of investing cash dividends in, and making optional monthly cash purchases of, additional shares of the Company's Common Stock, at prices reflecting a discount of between 0% and 5% (the "Discount") from market prices of the Common Stock on the NYSE. The Discount may change (but will not vary from the range of between 0% and 5%) from time to time or may be discontinued at the Company's discretion after a review of current market conditions, the level of participation in the Plan and the Company's current and projected capital needs. The Discount, if any, shall apply only to shares newly issued by the Company and sold under the Plan and not to shares purchased by the administrator of the Plan on the open market and subsequently sold under the Plan. For information regarding the Company's option under the Plan to issue new shares of its Common Stock or to have shares of its Common Stock purchased on the NYSE in open trading, please refer to the discussion under "Details About the Plan -- Source of Plan Shares." For a complete description of the Common Stock, please refer to the discussion under the heading "New Prison Realty Capital Stock" included in the Company's Prospectus filed with the Commission on October 30, 1998 pursuant to Rule 424(b)(4) under the Securities Act, as supplemented on November 20, 1998, included in its Registration Statement on Form S-4 filed with the Commission on September 30, 1998, as subsequently amended (Reg. no. 333-65017) and under the heading "Description of Capital Stock -- Common Stock" included in the Company's Registration Statement on Form S-3 filed with the Commission on January 11, 1999, as supplemented from time to time by the Company (Reg. no. 333-70419).

     Subject to the availability of shares of Common Stock registered for issuance under the Plan, and subject to certain limitations on the ownership of the Common Stock as described herein under "Plan of Distribution," there is no minimum or maximum limitation on the amount of quarterly dividends that a participant in the Plan (a "Participant") may reinvest under the Plan.

     Participants who make optional cash purchases of additional shares of Common Stock are subject to a minimum monthly purchase limit of $50 and are subject to a maximum monthly purchase limit of $5,000, unless this maximum purchase limit is waived by the Company (a "Waiver"); provided, however, that the initial minimum monthly purchase limit for Participants who are not stockholders of the Company is $1,000. Optional cash purchase amounts of less than $50, and any optional cash purchase amounts greater than $5,000 not waived by the Company, will be returned to Participants without interest after the conclusion of the applicable Pricing Period (as defined herein under "-- Details About the Plan -- The Investment Period and the Pricing Period").

     Participants who wish to make an optional cash purchase in an amount greater than $5,000 must submit a request for a Waiver to the Company (a "Request for Waiver"). The Company may grant a Waiver in its sole and absolute discretion. The Company's decision to grant a Waiver is based on a variety of factors, which may include:

     - the Company's current and projected capital needs and the alternatives available to the Company to meet those needs;

     - prevailing market prices for the Common Stock;

     - general economic and market conditions;

     - expected aberrations in the price or trading volume of the Common Stock;

     - the number of shares of Common Stock held by the Participant making the Request for Waiver;

     - the aggregate amount of optional cash purchases for which such Requests for Waiver have been submitted; and

     - the administrative constraints associated with granting Waivers.

     If such Requests for Waiver are granted, the Company may establish a Threshold Price (as defined herein under "-- Details About the Plan -- Optional Monthly Purchases in Excess of $5,000") at least three (3) business days prior to each applicable Investment Date (as defined herein under "-- Details About the Plan -- The Investment Date and the Pricing Period") applicable to optional cash payments exceeding $5,000. For each Investment Date of the related Pricing Period (as defined herein under "-- Details About the Plan -- The Investment Date and the Pricing Period") on which the Threshold Price is not satisfied, a portion of each Participant's optional cash payment in excess of $5,000 will be returned without interest.

     A portion of the Common Stock available for issuance under the Plan may be purchased pursuant to Waivers by Participants (including brokers or dealers) who, in connection with any resales of such Common Stock, may be deemed to be underwriters with the meaning of the Securities Act. To the extent that Requests for Waiver are granted, the Company expects that a greater number of shares of the Common Stock will be issued under the optional cash purchase feature of the Plan than under the dividend reinvestment feature of the Plan.

     Financial intermediaries may purchase a significant portion of the Common Stock issued pursuant to the optional cash payment feature of the Plan. The Company does not have any formal or informal understanding with any such organizations and, therefore, the extent of such financial intermediaries' participation under the Plan cannot be estimated at this time. Financial intermediaries that acquire Common Stock under the Plan with a view to distribution of such Common Stock or that offer or sell Common Stock for the Company in connection with the Plan may be deemed to be underwriters within the meaning of the Securities Act.

     From time to time, financial intermediaries, including brokers and dealers, may engage in positioning transactions in order to benefit from the Discount from the Market Price (as defined herein under "-- Details About the Plan -- The Plan Purchase Price") of the shares of Common Stock acquired through the Plan. Such transactions may cause fluctuations in the price or trading volume of the Common Stock. Financial intermediaries which engage in positioning transactions may be deemed to be underwriters within the meaning of the Securities Act. The Plan is intended for the benefit of investors in the Company and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of the Common Stock.

     As of the date hereof, 10,000,000 shares of Common Stock have been registered and are available for sale under the Plan. However, you may not own more than 9.8% of the outstanding Common Stock of the Company at any time. For more information regarding certain limitations on the ownership of Common Stock, please refer to the discussion under "Plan of Distribution" contained herein.

     Bank Boston, N.A. is the named transfer agent. Boston EquiServe, Limited Partnership ("Boston EquiServe, L.P."), the service provider for Bank Boston, N.A., is the plan administrator (the "Plan Administrator"). The Plan Administrator will purchase and hold shares of Common Stock for Participants, keep records, mail statements and perform other duties required by the Plan. All correspondence and questions regarding the Plan and/or your account may be directed to:

                          Bank Boston, N.A.
                          c/o EquiServe, L.P.
                          [address]
                          Telephone:  ________________________

or such other address as to which notice is given to Participants in writing.

DETAILS ABOUT THE PLAN

ELIGIBLE PARTICIPANTS

     All U.S. citizens are eligible to participate in the Plan, whether or not they are currently stockholders of the Company. Foreign citizens are eligible to participate as long as their participation does not violate any laws in their home countries.

HOW TO ENROLL

     You may enroll in the Plan at any time by completing an Enrollment and Authorization Form and returning it to the Plan Administrator in the courtesy envelope. If you are a holder of record of shares of the Company's Common Stock, complete and return the Enrollment and Authorization Form to the Plan Administrator to reinvest all or a portion of your dividends and/or to purchase shares of Common Stock with optional cash payments. If you own shares of the Company's Common Stock in a brokerage account, you may ask your broker to enroll you or request a certificate for your shares of the Company's stock from your broker and complete and return the Enrollment and Authorization Form. If you do not currently own Common Stock, you may enroll in the Plan by completing an Enrollment and Authorization Form and returning it to the Plan Administrator with your optional cash payment of at least $1,000. Be sure to select one of the investment options discussed herein when enrolling.

INVESTMENT OPTIONS

Full Dividend Reinvestment

     If you select this option, all dividends payable on your registered shares of Common Stock, or on your shares of Common Stock acquired under the Plan, will be applied toward the purchase of additional shares of Common Stock at the Market Price (as defined herein under "-- The Plan Purchase Price") less any applicable Discount. Your reinvested dividends will purchase whole and fractional shares of Common Stock, on the dividend payment date declared by the Company. You may also send in optional cash payments to purchase additional shares of Common Stock if you so choose.

Partial Dividend Reinvestment

     If you select this option, the portion of dividends payable on your registered shares of Common Stock, or on your shares of Common Stock acquired under the Plan, that you specify will be applied toward the purchase of additional shares of Common Stock at the Market Price (as defined herein under "-- The Plan Purchase Price") less any applicable Discount. Your reinvested dividends will purchase whole and fractional shares of Common Stock, on the dividend payment date declared by the Company. You may also send in optional cash payments to purchase additional shares of Common Stock if you so choose.

Optional Cash Purchases Only

     If you select this option, you may purchase shares of Common Stock once a month (although this period is subject to change by the Company) at the Market Price (as defined herein under "-- The Plan Purchase Price") less any applicable Discount for a minimum investment of $50 (a minimum of $1,000 for new investors) up to a maximum investment of $5,000. Your purchases will be of whole and fractional shares of Common Stock. You will not receive interest on optional cash amounts held by the Plan Administrator pending a purchase. Any and all dividends earned will be paid out to you.

     You may select either full dividend reinvestment, partial dividend reinvestment, or optional cash purchases only, as your options for your participation in the Plan.

Important: According to Internal Revenue Service ("IRS") regulations regarding discounts on optional cash purchases in the Plan, the actual discount you receive on shares of Common Stock which you purchase may not exceed 5% of the one-day NYSE trading average for the shares of Common Stock on the optional cash purchase Investment Date. The Plan Administrator will calculate the discounted aggregate purchase price of all purchases of Common Stock made during the Pricing Period and test for the 5% rule. The actual price of the Common Stock will be the higher of the two amounts for that purchase date.

OPTIONAL MONTHLY CASH PURCHASES IN EXCESS OF $5,000

     If you select the optional cash purchase option and would like to purchase more than $5,000 of the Company's Common Stock during any one month:

          1. Contact the Investor Relations Department of the Company at (615) 263-0200 with your request. Ask for the current Threshold Price (as defined herein) and for a Request for Waiver Form.

          2. Submit a signed Request for Waiver Form to the Company before the beginning of the applicable Pricing Period (as defined herein under "-- The Investment Date and the Pricing Period") stating that you are not engaging in underwriting activities as defined under applicable law.

          3. Send your optional cash purchase amount to the Plan Administrator at least two (2) business days before the applicable Pricing Period (as defined herein under "-- The Investment Date and the Pricing Period").

     The Company will consider requests for optional cash purchases greater than $5,000 on a case-by-case basis, and the Company may grant Waivers based on various corporate factors and market conditions. Requests for optional monthly cash purchases greater than $5,000 may be denied by the Company for any reason.

     Monthly cash purchases greater than $5,000 made pursuant to a Waiver may receive a Discount from the Plan purchase price only for purchases of newly issued shares. The Company reserves the right to review and adjust the Discount each month.

     Monthly optional cash purchases greater than $5,000 made pursuant to a Waiver are also subject to a discretionary "Threshold Price" set each month by the Company, which is a stated dollar amount that the closing price of the Company's Common Stock must meet or exceed for each respective Investment Date (as defined herein under "-- The Investment Date and the Pricing Period"). If the closing price of the Common Stock on the NYSE does not meet or exceed the Threshold Price for a particular Investment Date (as defined herein under "-- The Investment Date and the Pricing Period"), optional cash payments to be applied on such Investment Date will be returned to you in full without interest at the end of the Pricing Period (as defined herein under "-- The Investment Date and the Pricing Period").

THE PLAN PURCHASE PRICE

     The Plan purchase price, or "Market Price," is calculated differently depending upon whether the Company issues new shares of Common Stock or whether the shares of Common Stock issued under the Plan are purchased by the Plan Administrator in open trading on the NYSE.

Newly Issued Shares

     The "Market Price" of shares of Common Stock issued by the Company will be the average of the daily high and low trading prices of the Common Stock reported on the NYSE for the applicable Investment Date (as defined herein under "-- The Investment Date and the Pricing Period"). You are not charged a fee for newly issued shares.

Open Market Purchases

     The "Market Price" of shares of Common Stock purchased by the Plan Administrator in open market trading on the NYSE will be the weighted average price for all shares of Common Stock purchased by the Plan Administrator for the Plan on the applicable Investment Date (as defined herein under "-- The Investment Date and the Pricing Period"). You are charged a brokerage commission for open market purchases.

THE INVESTMENT DATE AND THE PRICING PERIOD

     - The "Investment Date" for optional monthly cash purchases is a date, determined by the Company in its sole discretion, on which the NYSE is open for business.

     - The "Investment Date" for the reinvestment of dividends is the Company's declared quarterly dividend payment date.

     - The "Pricing Period" for optional monthly cash purchases is a period encompassing ten consecutive Investment Dates, with the beginning and ending dates of such period set by the Company.

PAYMENT FOR OPTIONAL MONTHLY CASH PURCHASES

     You may make an optional cash purchase on a monthly basis by sending a check or money order to the Plan Administrator or authorizing the Plan Administrator to automatically withdraw funds from your bank account. Do not send cash to the Plan Administrator. If you pay by check or money order, please use the transaction stub located on the bottom of your Plan statement, make your check or money order payable to the Plan Administrator and mail your payment to the Plan Administrator's address. Always include our NYSE ticker symbol, PZN, on your check or money order. Checks should be made payable to "Bank Boston, N.A." and should be made out in U.S. funds drawn on a U.S. bank.

     You may also authorize monthly automatic deductions from an account at a financial institution that is a member of the National Automated Clearing House Association. To initiate this service, you must complete the appropriate section of an Enrollment and Authorization Form and return it to the Plan Administrator. To change any aspect of this service, you must send a revised Enrollment and Authorization Form to the Plan Administrator. Funds will be withdrawn from your bank account two (2) business days before the beginning of the Pricing Period. Initial set-up, changes and terminations to the automatic deduction instructions will be made as soon as practicable. You must notify the Plan Administrator in writing to terminate automatic withdrawals from your bank account.

     In the event that any deposit is returned unpaid for any reason, the agent will consider the request for investment of such money null and void and shall immediately remove from the Participant's account shares, if any, purchased upon prior credit of such money. The Plan Administrator shall thereupon be entitled to sell these shares to satisfy any uncollected amounts. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the Plan Administrator shall be entitled to sell such additional shares from the participant's account to satisfy the uncollected balance. A $25.00 fee will be charged for any deposit returned unpaid.

SOURCE OF PLAN SHARES

     Shares of Common Stock purchased by Participants under the Plan will either be issued directly by the Company from its authorized but unissued shares of Common Stock or will be purchased by the Plan Administrator on the NYSE in open trading. No Discount will be available to Participants for shares of Common Stock purchased by the Plan Administrator in the public market and subsequently sold under the Plan. The Company will designate the source of the shares of Common Stock for the Plan, but the Company cannot change its designation more than once during any three month period and may only do so if required by law or if another valid reason exists. The Company expects that it will issue new shares of Common Stock pursuant to the Plan.

AUTHORIZATION DUE DATE FOR DIVIDEND REINVESTMENT

     If you wish to have your dividends reinvested in shares of the Company's Common stock, you must select either the Full Dividend Reinvestment or Partial Dividend Reinvestment option on your Enrollment and Authorization Form and return it to the Plan Administrator at least five (5) days before the approaching dividend record date; otherwise your authorization will not be effective until the next dividend record date. The Company, and prior to the Merger Prison Realty, has historically declared and paid dividends on a quarterly basis and expects to make a special one-time dividend in 1999 in order to comply with certain rules and regulations affecting the Company's qualification as a REIT.

PAYMENT DUE DATE FOR OPTIONAL CASH PURCHASES

     Your optional monthly cash purchase payment must be received by the Plan Administrator at least two (2) business days before the Pricing Period begins. You will not earn any interest on your payment, and you will bear the risk associated with price changes in the Common Stock during the Pricing Period.

TRACKING YOUR INVESTMENT IN THE PLAN

     As soon as practicable after the purchases of shares of Common Stock have been completed for any Investment Date, the Plan Administrator will send you a statement of account confirming the transaction and itemizing any previous investment or reinvestment activity for the calendar year.

     You should notify the Plan Administrator if the address on your account changes.

     You should save your account statements, along with this Prospectus and other pertinent tax information related to the Plan, to establish the cost basis of your shares of Common Stock purchased under the Plan.

OPTIONAL CASH PURCHASE DELAY NOTIFICATION

     The Company will notify you of any delays under the optional monthly cash purchase program if the maximum number of shares available for this Plan under our Registration Statement with the Commission needs to be increased. If you are notified, then you may elect to have the Plan Administrator hold your money until additional shares for the Plan are available. Alternatively, you may have the Plan Administrator return your money without interest. If you choose to have the Plan Administrator retain your money, the Plan purchase price will be recalculated and you will receive the lower of the original or deferred purchase price, less the Discount, if any.

SAFEKEEPING YOUR STOCK CERTIFICATES

     Shares of the Company's Common Stock you purchase through the Plan are maintained in your plan account for safekeeping in book-entry form. You do not receive a certificate for those shares unless you request one in writing. You will receive an account statement detailing the status of your holdings in connection with any purchase of shares under the Plan. Any stockholder may use the Plan's safekeeping services for Common Stock certificates. Safekeeping is beneficial since you do not bear the risk and costs associated with the loss, theft or destruction of stock certificates. With safekeeping, you retain the option to receive cash dividends or reinvest your dividends. To deposit Company shares in the Plan's safekeeping service, send the stock certificates to the Plan administrator by registered mail with written instructions to deposit them in safekeeping. Do not endorse or sign your certificates.

OBTAINING STOCK CERTIFICATES

     You may withdraw shares of Common Stock in certificate form from your Plan account without charge by writing to the Plan Administrator. The Plan Administrator will issue certificates in the name registered on the account, unless you instruct the Plan Administrator to issue them in another person's name or deliver a stock power to the Plan Administrator with your instructions. In order for certificates to be issued to another person, the signature on the stock power must be "Medallion Guaranteed" by a financial institution. Most banks and brokers participate in the Medallion Guarantee program. The Medallion Guarantee program ensures that the individual signing is in fact the owner of the Participant's account. Contact your bank or broker for more information regarding this guarantee.

     The Plan Administrator will issue certificates for whole shares of Common Stock only. The Plan Administrator will mail a check for the value of the fractional shares of Common Stock to you or your designee as soon as practicable after the sale.

SELLING SHARES IN YOUR PLAN ACCOUNT

     You may sell any number of shares of Common Stock held in your Plan account by contacting the Plan Administrator. The Plan Administrator will sell shares of Common Stock daily. The sales price for the shares of Common Stock sold by the Plan Administrator on your behalf will be the price received in open trading by the Plan Administrator, less a small service fee per share and any required tax withholdings.

CLOSING YOUR PLAN ACCOUNT

     You may stop participating in the Plan at any time by notifying the Plan Administrator in writing or by completing and returning the transaction stub of your most recent Plan account statement. To stop automatic optional monthly cash payments that are withdrawn from your bank account, contact the Plan Administrator at least one week before the last business day of the period.

     When you close your account, you may receive:

     - certificates for full shares in your account and cash for remaining fractional shares;

     - certificates for any portion of full shares and cash for remaining full and fractional shares; and/or

     - cash for all full and fractional shares.

CHANGES/TERMINATION OF THE PLAN

     The Company reserves the right to amend or discontinue the Plan at any time. The Plan Administrator will send you written notice of any significant changes to the Plan. If the Company discontinues the Plan, the Plan Administrator will return any unused optional cash purchase amounts in your account, issue a certificate for whole shares of Common Stock in your account, and pay you in cash for any fractional shares of Common Stock in your account.

SUSPENSION/TERMINATION OF YOUR PARTICIPATION

     The Company also reserves the right to deny, suspend or terminate your participation in the Plan if, in its sole discretion, you use the Plan in a manner inconsistent with its intended purpose, such as excessive activity through multiple accounts. The Company may also deny, suspend or terminate your participation in the Plan if your participation, or any increase in the number of shares of Common Stock which you own, would, in the opinion of the Company, jeopardize its status as a REIT. If the Company exercises this right, the Plan Administrator will notify you in writing and retain your shares of Common Stock. The Plan Administrator will not, however, accept optional cash payments from you or reinvest your dividends. The Plan Administrator can issue a certificate to you only upon your written request.

PLAN SERVICE FEES

Enrollment Fee for New Investors.......................................No Charge
Purchase of Shares
  Direct Issue from Company............................................No Charge
  Open Market Purchase Fee.......................................$0.05 per share
Sale of Shares
  Open Market Sale Fee...............................$15.00 plus $0.12 per share
Reinvestment of Dividends..............................................No Charge
Optional Cash Purchase.................................................No Charge
Certificate Issuance...................................................No Charge

Returned Checks or Rejected Auto Withdrawals.....................$25.00 per item

The Plan Administrator will charge the applicable fee to your Plan account.

MISCELLANEOUS INFORMATION

Voting of Shares of Common Stock

     In advance of each meeting of the Company's stockholders, you will receive proxy materials and a proxy card representing shares of Common Stock you own in certificate form and/or for whole and fractional shares of Common Stock owned in your Plan account. These proxies allow you to indicate how you want your shares of Common Stock to be voted. Your shares of Common Stock will be voted only as you indicate. However, you must sign your proxy card or your shares of Common Stock will not be voted. You may wait to vote or revote your shares of Common Stock in person at the Company's stockholder meeting.

Handling of Stock Splits, Stock Dividends And Other Distributions

     If the Company declares a stock split or stock dividend, the Plan Administrator will credit your Plan account with the appropriate number of shares of Common Stock on the payment date.

     In the event of a stock subscription or other offering of rights to stockholders, you will be entitled to these rights based on the number of shares of Common Stock in your account on the record date for these transactions.

INCOME TAX INFORMATION

Dividends And Trading Fees

     Your dividends, whether or not they are reinvested, will be considered taxable income in the year you receive them to the extent that such dividends are paid out of the earnings and profits of the Company. To the extent that such dividends are not paid out of the earnings and profits of the Company, they will be considered return of capital to the extent the amount of such dividends does not exceed your adjusted basis in the Common Stock and are treated as a capital gain to the extent that they exceed your adjusted basis, assuming your Common Stock is held by you as a capital asset. You will receive an annual statement from the Plan Administrator indicating the amount of dividends reported as taxable dividend income to the IRS on Form 1099.

     If you participate in the Plan, either (i) through both the dividend reinvestment option and the optional cash purchase option, or (ii) solely through the dividend reinvestment option, the amount of the Discount on any shares of Common Stock you purchase through the Plan will be reported to the IRS as taxable income. Consequently, your initial tax basis for those shares of Common Stock will be the full purchase price before the Discount. This information is also reported to the IRS on your annual Form 1099.

Transfer of Shares of Common Stock

     You will not realize a gain or loss for U.S. federal income tax purposes when you transfer shares of Common Stock into the Plan or when you withdraw whole shares of Common Stock from the Plan. You will realize a gain or loss when you sell shares of Common Stock held in the Plan, including cash received for fractional shares of Common Stock. You will be required to report this gain or loss on your federal income tax return.

Withholding Taxes

     If you are a non-resident alien or a non-U.S. corporation, partnership, or other entity, you will be subject to a withholding tax on dividends earned on shares of Common Stock held in the Plan. The Plan Administrator will withhold the required amount determined according to U.S. Treasury Department regulations. This withholding amount will be reflected in your Plan account.

                                  RISK FACTORS

     An investment in the Common Stock and, therefore, your participation in the Plan, involves various risks. You should carefully consider the following risk factors in addition to the other information contained in this Prospectus and contained in other documents filed by the Company with the Commission which are incorporated by reference in this Prospectus in connection with your decision to participate in the Plan, including, but not limited to, the more detailed information contained under the heading "Risk Factors" included in the Company's Registration Statement on Form S-3 filed with the Commission on January 11, 1999, as supplemented from time to time by the Company, (Reg. no. 333-70419), and in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the Commission on March 30, 1999 (File no. 0-25425).

OWNERSHIP OF THE COMMON STOCK INVOLVES RISKS ASSOCIATED WITH DEBT FINANCING

     The Company is subject to the customary risks associated with debt financing, including the potential inability to repay or refinance existing indebtedness when it becomes due. The Board of Directors of the Company has adopted a policy of limiting the Company's indebtedness to approximately 50% of its market capitalization, although the Company's organizational documents do not limit the amount of debt which can be incurred by the Company. If the Board of Directors of the Company changes its position, the Company could increase its debt level.

A FLUCTUATION IN MARKET INTEREST RATES MAY AFFECT THE VALUE OF THE COMMON STOCK

     One of the factors that may affect the value of the Common Stock is the amount of its distributions to stockholders in comparison to yields on other financial instruments. An increase in the market interest rate would provide higher yields on other financial instruments, which could adversely affect the value of the Common Stock.

THE COMPANY PRIMARILY DEPENDS UPON CCA FOR ITS REVENUES AND ABILITY TO MAKE DISTRIBUTIONS TO ITS STOCKHOLDERS

     CCA is the lessee of a substantial majority of the Company's facilities. Therefore, the Company's revenues depend upon CCA's ability to make the lease payments required under the leases for such facilities (the "Leases"). If CCA fails to make its required lease payments, the Company could terminate all of the Leases. If this were to happen, or if the Company's tenants do not elect to renew their leases upon the expiration of their current terms, the Company would be required to find other suitable lessees. In either circumstance, the amounts to be received by the Company under its lease agreements would be reduced, which would in turn reduce amounts available for distribution to the Company's stockholders and would jeopardize the Company's ability to maintain REIT status.

EXISTING CONFLICTS OF INTEREST MAY HAVE AN EFFECT ON THE COMPANY

     Some directors, officers and stockholders of the Company have relationships with the Company, CCA and the Service Companies which may create a conflict of interest with respect to business decisions affecting the Company. Some directors, officers and stockholders of the Company also have ownership interests in CCA which may create a conflict of interest with respect to business decisions affecting the Company. In addition, the significant contractual and other ongoing relationships between the Company, CCA and the Service Companies may present conflicts of interest. These conflicts impose a risk that these persons will favor their own interests over the interests of the Company in connection with the operations of the Company and CCA and their ongoing relationship. The Company has adopted policies and procedures to address these conflicts of interest.

OWNERSHIP OF THE COMMON STOCK INVOLVES RISKS ASSOCIATED WITH THE CORRECTIONS AND DETENTION INDUSTRY

     The Company owns correctional and detention facilities as well as interests in CCA and the Service Companies, companies whose sole business is the operation and management of these types of facilities. Its revenues and, therefore, its ability to make distributions to its stockholders, are dependent on the ability of its tenants to make rental payments and upon the ability of CCA and the Service Companies to make certain payments to the Company. Accordingly, the Company and its stockholders are subject to certain operating risks inherent in the corrections and detention industry. Private prison managers typically enter into facility management contracts with government entities for terms of up to five years, with one or more renewal options that may be exercised only by the contracting government agency. Accordingly, a private prison manager's contract with a government entity to operate a Company facility may be terminated, or otherwise not renewed. A private prison manager's cash flow is subject to the receipt of sufficient funding of and timely payment by contracting government entities. If a government entity does not receive sufficient appropriations to cover its contractual obligations, a contract may be terminated or the management fee may be deferred or reduced. Private prison managers are dependent on government agencies to supply their facilities with a sufficient number of inmates to meet the facility's design capacity. A private prison manager may not be able to obtain contracts sufficient to fully occupy its facilities. The private corrections industry is subject to public scrutiny. Negative publicity about an escape, riot or other disturbance at a privately managed facility may result in publicity adverse to the Company and the private corrections industry in general. In addition, organized labor unions in many states have increasingly opposed the awarding of contracts to private prison managers. Any of these occurrences could adversely affect the ability of private prison managers which operate facilities owned by the Company, including CCA, to make rental payments to the Company.

     Furthermore, the Company's ownership of correctional and detention facilities and its ownership interest in companies which operate and manage such facilities could expose it to potential third party claims or litigation by prisoners or other persons which, if resolved in a manner adverse to the Company, could adversely affect the financial position of the Company.

OWNERSHIP OF THE COMMON STOCK INVOLVES RISKS INHERENT IN INVESTMENT IN REAL ESTATE PROPERTIES

     Investments in correctional and detention facilities and any additional properties in which the Company may invest in the future are subject to risks typically associated with investments in real estate. Such risks include the possibility that correctional and detention facilities, and any additional investment properties, will generate total rental rates lower than those anticipated or will yield returns lower than those available through investment in comparable real estate or other investments. Furthermore, equity investments in real estate are relatively illiquid and, therefore, the ability of the Company to vary its portfolio promptly in response to changed conditions will be limited. Additionally, eleven of the facilities currently owned or under development by the Company are or will be subject to an option to purchase by certain government agencies. If any of these options are exercised, there exists the risk that the Company will not recoup its full investment from the applicable facility.

     Investments in correctional and detention facilities subject the Company to risks involving potential exposure to environmental liability and uninsured loss. The operating costs of the Company may be adversely affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. Additionally, although the Leases require CCA to maintain insurance with respect to each of the Company's facilities leased to CCA, there are certain types of losses, such as losses from earthquakes, which may be either uninsurable or for which it may not be economically feasible to obtain insurance coverage, in light of the substantial costs associated with such insurance. Should an uninsured loss occur, the Company could lose both its capital invested in, and anticipated profits from, one or more of the facilities owned by the Company.

THE COMPANY'S FAILURE TO QUALIFY AS A REIT COULD ADVERSELY AFFECT STOCKHOLDERS OF THE COMPANY

     The Company operates so as to qualify as a REIT for federal income tax purposes. However, no assurance can be made that the Company will qualify as a REIT. Qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which there are only limited judicial or administrative interpretations. Application of these provisions to the Company is even more difficult because of certain aspects of the Company's organizational structure, including its ownership of non-voting common stock of CCA, its ownership interest in, and receipt of dividends from, the Service Companies, its receipt of license fees relating to use of the name "Corrections Corporation of America" from CCA and any derivatives thereof and its distribution of earnings and profits accumulated by Old CCA prior to the Merger. Qualification as a REIT also involves the determination of various factual matters and circumstances not entirely within the Company's control.

     If the Company fails to qualify as a REIT, it will be subject to federal income tax, including any applicable alternative minimum tax, on its taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from re-electing REIT status for the four taxable years following the year during which qualification is lost. Failure to qualify as a REIT would reduce the net earnings of the Company available for distribution to its stockholders because of the additional tax liability to the Company for the year or years involved. To the extent that distributions to its stockholders would have been made in reliance upon the Company's qualifying as a REIT, the Company might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax. The failure to qualify as a REIT would also constitute a default under the Company's current, and potentially its future, debt obligations.

                                USE OF PROCEEDS

     The Company does not know either the number of shares of Common Stock that will be ultimately sold pursuant to the Plan or the prices at which such shares of Common Stock will be sold. However, unless otherwise specified in an applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Common Stock for the general corporate purposes of the Company. These general corporate purposes may include, without limitation, repayment of maturing obligations, redemption of outstanding indebtedness, financing (in whole or part) for future acquisitions (including acquisitions of companies and/or other real estate properties in accordance with the Company's business objectives and strategy), capital expenditures and working capital. Pending any such uses, the Company may invest the net proceeds from the sale of any of the Common Stock in short-term investment grade instruments, interest bearing bank accounts, certificates of deposit, money market securities, U.S. Government securities or mortgage-backed securities guaranteed by federal agencies or may use them to reduce short-term indebtedness.

                              PLAN OF DISTRIBUTION

     Except to the extent the Plan Administrator purchases shares of Common Stock in open market transactions, the Common Stock acquired under the Plan will be sold directly by the Company through the Plan. The Company may sell shares of Common Stock to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. In connection with any such transaction, compliance with Regulation M under the Exchange Act would be required. Such shares, including shares acquired pursuant to Waivers granted with respect to the optional cash purchase feature of the Plan, may be resold in market transactions (including coverage of short positions) on any national securities exchange on which shares of Common Stock trade or in privately negotiated transactions. The Common Stock is currently listed on the NYSE. Under certain circumstances, it is expected that a portion of the Common Stock available for issuance under the Plan will be issued pursuant to such Waivers. The difference between the price such owners pay to the Company for shares of Common Stock acquired under the Plan, after deduction of the applicable Discount from the Market Price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions. Any such underwriter involved in the offer and sale of the Common Stock will be named in an applicable Prospectus Supplement. Any underwriting compensation paid by the Company to underwriters or Plan Administrator in connection with the offering of the Common Stock, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement.

     A maximum of 10,000,000 shares of Common Stock is available for issuance under the Plan. Additionally, a Participant may not own more than 9.8% of the outstanding shares of Common Stock at any time. Subject to these limitations, there is no total maximum number of shares of Common Stock that can be issued pursuant to the reinvestment of dividends. For a more detailed discussion of the restrictions on ownership of the Common Stock, please refer to the heading "Description of Capital Stock -- Restrictions on Ownership of Capital Stock" included in the Company's Registration Statement on Form S-3 filed with the Commission on January 11, 1999, as supplemented from time to time by the Company (Reg. no. 333-70419).

     Upon withdrawal by a Participant from the Plan by the sale of shares of Common Stock held under the Plan, the Participant will receive the proceeds of such sale less a nominal fee per transaction paid to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a participant), any related brokerage commissions and any applicable transfer taxes.

     Common Stock may not be available under the Plan in all states. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Common Stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

                                 LEGAL MATTERS

     The legality of the Common Stock offered hereby will be passed upon by Stokes & Bartholomew, P.A. As to matters of Maryland law contained in its opinion, Stokes & Bartholomew, P.A. will rely on the opinion of Miles & Stockbridge P.C.

                                    EXPERTS

     The financial statements included or incorporated by reference in this Prospectus or elsewhere in this Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports thereto, and are included or incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table itemizes the expenses incurred, or to be incurred, by the Company in connection with the registration and issuance of the Common Stock being registered hereunder. As indicated below, all amounts shown are estimates except for the Commission registration fee.

Registration Fee -- Securities and Exchange Commission......  $ 54,738.20
Printing and Engraving Expenses.............................    25,000.00*
Accounting Fees and Expenses................................    10,000.00*
Legal Fees and Expenses.....................................    40,000.00*
Blue Sky Fees and Expenses..................................     7,500.00*
Miscellaneous (including listing fees)......................     6,000.00*
  Total.....................................................  $143,238.20

-------------------------

* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Charter of the Company provides for indemnification of directors and executive officers to the full extent permitted by the laws of the State of Maryland.

     Section 2-418 of the Maryland General Corporation Law (the "MGCL") generally permits indemnification of any director made a party to any proceedings by reason of service as a director unless it is established that:
(i) the act or omission of such person was material to the matter giving rise to the proceedings and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceedings, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses (including attorneys' fees) actually incurred by the director in connection with the proceeding; but, if the proceeding is one by, or in the right of, the corporation, indemnification is not permitted with respect to any proceeding in which the director has been adjudged to be liable to the corporation, or if the proceeding is one charging improper personal benefit to the director, whether or not involving action in the director's official capacity, indemnification of the director is not permitted if the director was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or any entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director failed to meet the requisite standard of conduct for permitted indemnification.

     Indemnification under the provisions of the MGCL is not deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the

Charter of the Company, Bylaws of the Company, any resolution of stockholders or directors, any agreement or otherwise.

     The Company's Charter provides for indemnification of its officers, employees or agents to the fullest extent permitted by law. The Company has also entered into indemnification agreements ("the Indemnification Agreements") with its directors and certain of its executive officers. The Indemnification Agreements are intended to provide indemnification to the maximum extent allowable by or not in violation of any law of the State of Maryland. Each Indemnification Agreement provides that the Company shall indemnify a director or officer who is a party to the agreement (the "Indemnitee") if he or she was or is a party to or otherwise involved in any proceeding (other than a derivative proceeding) by reason of the fact that he or she was or is a director or officer of the Company, against losses incurred in connection with the defense or settlement of such proceeding. The indemnification provided under each Indemnification Agreement is limited to instances where the act or omission giving rise to the claim for which indemnification is sought was not otherwise indemnified by the Company or insurance maintained by the Company, was not established to have been committed in bad faith or the result of active and deliberate dishonesty, did not involve receipt of improper personal benefit, did not result in a judgment of liability to the Company in a proceeding by or in the right of the Company, did not involve an accounting of profits pursuant to
Section 16(b) of the Exchange, and, with respect to any criminal proceeding, the Indemnitee had no reasonable cause to believe his or her conduct was unlawful.

     The Company has obtained directors and officers liability insurance.

     The Company may enter into underwriting agreements or other sales agreements which contain provisions pursuant to which certain officers and directors may be entitled to indemnification.

ITEM 16.  EXHIBITS

NUMBER   DESCRIPTION
------   -----------
  4.1         --      Specimen of certificate representing shares of Common Stock of the Company (previously filed as Exhibit 4.2 to the
                      Company's Registration Statement on Form S-4 filed with the
                      Commission on September 30, 1998, as subsequently amended
                      (Reg. no. 333-65017) and incorporated herein by reference)
  4.2*        --      Prison Realty Corporation Dividend Reinvestment and Stock
                      Purchase Plan
  5.1*        --      Opinion of Stokes & Bartholomew, P.A. regarding the validity of the Common Stock being registered
  5.2*        --      Opinion of Miles & Stockbridge P.C. regarding the validity of the Common Stock being registered
 23.1         --      Consent of Stokes & Bartholomew, P.A. (included as part of
                      Exhibit 5.1)
 23.2         --      Consent of Miles & Stockbridge P.C. (included as part of
                      Exhibit 5.2)
 23.3*        --      Consent of Arthur Andersen LLP (with respect to the Company)

NUMBER   DESCRIPTION
------   -----------
 23.4*        --      Consent of Arthur Andersen LLP (with respect to Prison
                      Realty)
 23.5*        --      Consent of Arthur Andersen LLP (with respect to CCA)
 25           --      Power of Attorney (included on signature page)
 99.1*        --      Form of Initial Purchase Form
 99.2*        --      Form of Broker Nominee Form
 99.3*        --      Form of Request for Waiver
 99.4*        --      Form of Notice of Waiver Acceptance
 99.5*        --      Form of Enrollment and Authorization Form

-------------------------

* Included with this filing.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, as Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) For purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities offered hereby, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Nashville, Tennessee, on the 7th day of May, 1999.

                                          PRISON REALTY CORPORATION
                                                     Registrant

                                          By:      /s/ DOCTOR R. CRANTS
                                             -----------------------------------
                                                      Doctor R. Crants
                                                   Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Doctor R. Crants, D. Robert Crants, III and Vida H. Carroll, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement relating to the same offering as the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                               TITLE                    DATE
                ---------                               -----                    ----

           /s/ DOCTOR R. CRANTS             Chief Executive Officer         May 7, 1999
------------------------------------------    (Principal Executive
             Doctor R. Crants                 Officer), Chairman and
                                              Director

          /s/ J. MICHAEL QUINLAN            Vice-Chairman and Director      May 7, 1999
------------------------------------------
            J. Michael Quinlan

        /s/ D. ROBERT CRANTS, III           President and Director          May 7, 1999
------------------------------------------
          D. Robert Crants, III

          /s/ MICHAEL W. DEVLIN             Chief Operating Officer         May 7, 1999
------------------------------------------    and Director
            Michael W. Devlin

                SIGNATURE                               TITLE                    DATE
                ---------                               -----                    ----
           /s/ VIDA H. CARROLL              Chief Financial Officer         May 7, 1999
------------------------------------------    (Principal Financial and
             Vida H. Carroll                  Accounting Officer),
                                              Secretary and Treasurer

             /s/ C. RAY BELL                Director                        May 7, 1999
------------------------------------------
               C. Ray Bell

          /s/ RICHARD W. CARDIN             Director                        May 7, 1999
------------------------------------------
            Richard W. Cardin

                                            Director                        May  , 1999
------------------------------------------
          Monroe J. Carell, Jr.

           /s/ JEAN-PIERRE CUNY             Director                        May 7, 1999
------------------------------------------
             Jean-Pierre Cuny

          /s/ JOHN W. EAKIN, JR.            Director                        May 7, 1999
------------------------------------------
            John W. Eakin, Jr.

             /s/ TED FELDMAN                Director                        May 7, 1999
------------------------------------------
               Ted Feldman

           /s/ JACKSON W. MOORE             Director                        May 7, 1999
------------------------------------------
             Jackson W. Moore

                                            Director                        May  , 1999
------------------------------------------
              Rusty L. Moore

          /s/ JOSEPH V. RUSSELL             Director                        May 7, 1999
------------------------------------------
            Joseph V. Russell

          /s/ CHARLES W. THOMAS             Director                        May 7, 1999
------------------------------------------
         Charles W. Thomas, Ph.D.

                                 EXHIBIT INDEX

                       REGISTRATION STATEMENT ON FORM S-3

NUMBER                                DESCRIPTION
------                                -----------
  4.1     --  Specimen of certificate representing shares of Common Stock of the Company (previously filed as Exhibit 4.2 to the
              Company's Registration Statement on Form S-4 filed with the
              Commission on September 30, 1998, as subsequently amended
              (Reg. no. 333-65017) and incorporated herein by reference)
  4.2*    --  Prison Realty Corporation Dividend Reinvestment and Stock
              Purchase Plan
  5.1*    --  Opinion of Stokes & Bartholomew, P.A. regarding the validity of the Common Stock being registered
  5.2*    --  Opinion of Miles & Stockbridge P.C. regarding the validity of the Common Stock being registered
 23.1     --  Consent of Stokes & Bartholomew, P.A. (included as part of
              Exhibit 5.1)
 23.2     --  Consent of Miles & Stockbridge P.C. (included as part of
              Exhibit 5.2)
 23.3*    --  Consent of Arthur Andersen LLP (with respect to the Company)
 23.4*    --  Consent of Arthur Andersen LLP (with respect to Prison
              Realty)
 23.5*    --  Consent of Arthur Andersen LLP (with respect to CCA)
 25       --  Power of Attorney (included on signature page)
 99.1*    --  Form of Initial Purchase Form
 99.2*    --  Form of Broker Nominee Form
 99.3*    --  Form of Request for Waiver
 99.4*    --  Form of Notice of Waiver Acceptance
 99.5*    --  Form of Enrollment and Authorization Form

-------------------------

* Included with this filing.